EXHIBIT 21
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List of Subsidiaries

NAME                                                   STATE OF INCORPORATION

International Baler Corporation                               Delaware
Waste Technology Leasing Corp.                                Delaware
Waste Technology Acquisitions Corp.                           Delaware
Consolidated Baling Machine Co., Inc.                         Florida
Florida Waste Systems, Inc.                                   Florida
Waste Tech Real Estate Corp.                                  New York
International Press & Shear Corp.                             Georgia